EXHIBIT 5.1

                          [Eilenberg Krause & Paul LLP]

                                November 30, 2006
Acorn Factor, Inc.
200 Route 17
Mahwah, NJ 07430

      Re:   Registration Statement on Form S-1

Ladies and Gentlemen:


      We have acted as counsel to Acorn Factor, Inc. (formerly Data Systems & Software Inc.), a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of 1,760,174 shares (the "Shares") of its common stock, $0.01 par value per share (the "Common Stock"), which may be sold by the selling stockholders named in the prospectus included in the Registration Statement (the "Selling Stockholders"). Of the Shares being registered, 1,216,135 Shares (the "Outstanding Shares") are currently issued and outstanding, 424,039 Shares are issuable upon the exercise of warrants (the "Warrants"), and 120,000 Shares are issuable upon the exercise of an option (the "Option"). This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

      In connection with this opinion, we have examined the Company's Certificate of Incorporation and By-laws, both as amended and currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

      In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

      Based upon the foregoing, we are of the opinion that (i) the Outstanding Shares have been validly issued and are fully paid and non-assessable and (ii) the Shares underlying the Warrants and the Option will be, when the Warrants and Option have been exercised and the underlying Shares have been issued in accordance with the terms of the Warrants and Option, validly issued, fully paid and non-assessable.

      Our opinion is limited to the applicable provisions of the Delaware Constitution and the General Corporation Law of the State of Delaware ("Delaware Law"), judicial decisions interpreting Delaware Law, and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.


      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange thereunder.

                                        Very truly yours,


                                        /s/ Eilenberg Krause & Paul LLP